Filed Pursuant to Rule 424(b)(3)

File No. 333-147762

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated December 18, 2007)

EDAP TMS S.A.

Ordinary Shares in the form of Ordinary Shares or American Depositary Shares

This Prospectus Supplement No. 3 amends and supplements our prospectus dated December 18, 2007 (the “Prospectus”) and should be read in conjunction with, and must be delivered with the Prospectus.

Payment of Interest on Debentures in cash

On December 2, 2008, we formally notified the holders of our outstanding 9% Senior Convertible Debentures due 2012 (the “Debentures”) that all of the interest payable under the Debentures on January 1, 2009, and on each interest payment date thereafter shall be paid in cash. Our election to pay interest under the Debentures in cash will apply to all future interest payment dates until a revised notice is sent to the holders of the Debentures.

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The date of this Prospectus Supplement is December 2, 2009.